Exhibit 5

BY COURIER

Schlumberger Limited

5599 San Felipe

17th Floor

Houston, Texas 77056

Curaçao, December 21, 2012

Ladies and Gentlemen,

In connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Schlumberger N.V. (Schlumberger Limited), a corporation organized under the laws of Curaçao (“Schlumberger”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of 30,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Schlumberger, consisting of 27,500,000 shares (the “2010 Plan Shares”) that may be issued pursuant to the Schlumberger 2010 Omnibus Stock Incentive Plan (the “2010 Plan”) and 2,500,000 shares (the “DSPP Shares” and, together with the 2010 Plan Shares, the “Shares”) that may be issued pursuant to the Schlumberger Discounted Stock Purchase Plan, certain legal matters in connection with the Shares are being passed on for you by us. At your request, this opinion is being furnished for filing as Exhibit 5 to the Registration Statement.

This opinion is limited to matters governed by the laws of Curaçao.

We have reviewed the Articles of Incorporation and Amended and Restated By-Laws of Schlumberger, each as amended to date; have familiarized ourselves with the matters discussed herein; and have examined all statutes and other records, instruments and corporate documents pertaining to Schlumberger and the matters discussed herein that we deem necessary to examine for the purpose of this opinion. We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

Based on our examination as aforesaid, we are of the opinion that following due authorization of a particular award as provided in and in accordance with the 2010 Plan or the DSPP, as case may be, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of Schlumberger. Upon issuance and delivery of such Shares from time to time pursuant to and in accordance with the terms of the 2010 Plan or the DSPP, as the case may be, and the applicable award, including, without limitation, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of Schlumberger or a duly constituted authorized committee thereof as provided therein, and, in the case of stock option awards, the payment of the exercise price fixed in such option at least equal to the par value of such 2010 Plan Shares, such Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the original issuance of Shares by Schlumberger and does not cover shares of Common Stock delivered by Schlumberger out of shares of common stock reacquired by it.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely yours,

/s/ Willem van Bokhorst

STvB Advocaten (Curaçao), N.V.